Exhibit 99.1

NEWS CORPORATION COMPLETES ACQUISITION OF

INTERMIX MEDIA, INC.

Los Angeles, CA, September 30, 2005 – News Corporation and Intermix Media, Inc. announced today that Fox Interactive Media, Inc., a wholly owned subsidiary of News Corporation, has completed its acquisition of Intermix.

Under the terms of the merger agreement, Intermix’s common stockholders are entitled to receive $12.00 in cash, without interest and less any applicable withholding taxes. Additionally, preferred stockholders are entitled to receive $12.00, $14.60, $13.50 and $14.00 in cash, without interest and less any applicable withholding taxes, for each share of Intermix Series A 6%, Series B, Series C and Series C-1 convertible preferred stock, respectively, that they hold.

ABOUT NEWS CORPORATION

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of June 30, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

ABOUT INTERMIX MEDIA, INC.

A leading online media and ecommerce enterprise, Intermix Media and its subsidiaries utilize proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self-publishing and viral marketing, the Intermix Network has grown to over 30 million unique visitors per month. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost-effectively builds consumer brands and drives new users back to the Intermix Network.

CONTACTS:

Andrew Butcher (News Corporation Corp. Comms) 212-852-7070

Teri Everett (News Corporation Corp. Comms) 310-369-2929

Sara Jones (Intermix Media, Inc. PR) 213-489-8287